ITEM 77C  MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

A special meeting of shareholders of the American AAdvantage S&P 500 Index Fund (the "Fund") was held on October 8, 1999. The shareholders authorized the Fund to vote on the following matters at a meeting of interest holders of the BT Equity 500 Index Portfolio (the "Portfolio").

1) To approve the proposed new investment advisory agreement between the Portfolio and Bankers Trust Company.

For           % For     Against     % Against    Abstain     % Abstain
17,360,723    99.98%    2,333       0.01%        966         0.01%


2)  To elect eight trustees to the Board of Trustees of the Portfolio.

Nominee         Shares For   % of Voted       Shares     % of Voted
                             For              Withheld   Withheld
Biggar          17,363,913   100.00%          109        0.00%
Dill            17,363,913   100.00%          109        0.00%
Gruber          17,363,913   100.00%          109        0.00%
Hale            17,363,913   100.00%          109        0.00%
Herring         17,363,913   100.00%          109        0.00%
Langton         17,363,913   100.00%          109        0.00%
Saunders        17,363,913   100.00%          109        0.00%
Van Benschoten  17,363,913   100.00%          109        0.00%


3) To ratify the selection of PricewaterhouseCoopers LLP as the independent accountants for the Portfolio for the current fiscal year.

For          % For     Against   % Against   Abstain   % Abstain
17,363,864   100.00%   158       0.00%       0         0.00%